Exhibit 1.1

FORM OF DEALER MANAGER AGREEMENT

CRESUD SOCIEDAD ANÓNIMA COMERCIAL, INMOBILIARIA, FINANCIERA Y AGROPECUARIA

DEALER MANAGER AGREEMENT

February [    ], 2008

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

[60 Wall Street]

[New York, New York 10015]

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Ladies and Gentlemen:

1. Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, a company incorporated under the laws of Argentina (the “Company”), plans to make a rights offering (the “Rights Offering”). In connection with this Rights Offering, The Bank of New York, as the Company’s Depositary (the “Depositary”), will make available to holders of American Depositary Shares (“ADS”) (each of which represents 10 common shares of the Company Ps. 1.00 par value per share of common stock (the “Common Stock”) (each such common share, a “Share” and, collectively, the “Shares”)), preemptive and accretion rights to subscribe for new ADSs (each, a “Right” and, collectively, the “Rights”) and warrants to acquire additional common shares (each, a “Warrant” and, collectively, the “Warrants”). The ADSs, together with the Rights, the Warrants and the Shares, are collectively referred to as the “Securities”. Each ADS held of record at 5:00 p.m. (New York City time) on February [27], 2008 (such date, the “Record Date”) will entitle its holder to one Right. Each Right will entitle its holder (the “Holder”) (i) to subscribe for 0.561141 new ADSs, (ii) to subscribe at the same price for additional common shares in the form of ADSs remaining unsubscribed after the preemptive rights offering pursuant to the exercise of accretion rights and (iii) to receive free of charge, for each new ADS that the Holder purchases pursuant to this Rights Offering, 10 Warrants each of which will entitle such holder (a “Warrant Holder”) to purchase 0.33333333 additional Shares.

Any reference herein to the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference.

The Rights Offering shall be conducted on the terms and subject to the conditions set forth in (a) the Registration Statement, (b) the Preliminary Prospectus as supplemented by the Final Prospectus (collectively, the “Prospectus”), (c) any press releases or newspaper advertisements relating to the Rights Offering, (d) any Free Writing Prospectus, (e) any Issuer Free Writing Prospectus, and (f) any letters to beneficial owners of the ADSs of the Company, forms used to exercise rights, any letters from the Company to securities dealers, commercial banks and other nominees and any other offering materials and information that the Company may use, approve, prepare or authorize in writing for use in connection with the Rights Offering, as any of them may be amended, modified or supplemented from time to time (in each case, together with all information and documents incorporated by reference therein, collectively, the “Rights Offering Material”). The Company has caused a complete and correct copy of the Prospectus to be prepared and furnished to you on or prior to the date hereof (the “Execution Date”) for use in connection with the Rights Offering. Certain capitalized terms are defined in Section 23 and capitalized terms not otherwise defined herein are used as defined in the Prospectus.

The Rights Offering Material has been prepared and approved by the Company and you are authorized to use the Rights Offering Material delivered on or prior to the date hereof in connection with the Rights Offering in the manner contemplated by the Rights Offering Material along with such other offering materials and information that the Company may approve for use subsequent to the date hereof in connection with the Rights Offering (together with any and all information and documents incorporated by reference therein, collectively, the “Additional Material”).

The Company shall cause The Bank of New York, as rights agent (the “Rights Agent”) to mail to each holder of record of the ADSs, as soon as practicable after the Record Date, copies of the Rights Offering Material and any Additional Material as in effect at such time. Thereafter, to the extent practicable until the expiration of the Rights Offering, the Company shall use its reasonable best efforts to cause copies of such material to be made available upon request to each person who is or becomes a beneficial holder of any ADSs.

The Company agrees to have the Rights Agent furnish to you as many copies as you may reasonably request of the Rights Offering Material and any Additional Material (in each case, as amended or supplemented, if amended or supplemented) in final form for use by you in connection with the Rights Offering.

2. The Company hereby engages you as dealer managers (collectively, the “Dealer Manager”), authorizes you to act as such in connection with the Rights Offering and agrees that you shall act as an independent contractor with duties solely to the Company and that your rights and obligations pursuant to this Agreement shall be several and not joint. As Dealer Managers, you each agree, in accordance with your customary practice, to perform those services in connection with the Rights Offering as are customarily performed by investment banking concerns in connection with rights offerings of like nature, including but not limited to, using your reasonable best efforts to solicit, in accordance with the Act and your customary practice, the exercise of the Rights, subject to the terms and conditions of this Agreement and the procedures described in the Registration Statement and the Prospectus. It is understood that nothing in this Agreement nor the nature of your services shall be deemed to create a fiduciary or agency relationship between yourselves and the Company or any of its affiliates, equity holders or creditors or of any other person. Neither of you shall be liable to the Company, its affiliates, equity holders or creditors or to any other person for any act or omission on the part of, and shall not be deemed to be the agent or fiduciary of, any broker or dealer (other than in your respective capacities as broker or dealer), commercial bank or trust company and no such broker or dealer, commercial bank or trust company shall be deemed to be acting as the agent or fiduciary of either of you. Nothing contained in this Agreement shall constitute either of you to be a partner of or joint venturer with the Company.

3. The Company agrees that, within a reasonable time prior to using the Rights Offering Material or any Additional Material (in each case, including amendments and supplements thereto, if amended or supplemented), it will provide copies of such material to you and your counsels, White & Case LLP and Bruchou, Fernández Madero & Lombardi, for review and will use commercially reasonable efforts to incorporate into such material any comments reasonably made by you or your counsel.

With respect to each you, in the event that (i) any of the Company’s statements contained herein are now, or at any time during the period of the Rights Offering, not true and correct in any material respect (it being understood that your agreeing to act, or continuing to act, as Dealer Managers at a time when you know or should know that any such statement is or may be untrue or incorrect in a material respect shall be without prejudice to your right to subsequently cease to so act by reason of such untruth or incorrectness), (ii) the Company shall have breached, in any material respect, any of its representations, warranties, agreements or covenants contained herein (including, but not limited to, the conditions set forth in Section 10 hereof) or (iii) the Rights Offering is terminated or withdrawn for any reason or any stop order, restraining order, injunction or denial of an application for approval has been issued and not thereafter stayed or vacated, or any proceeding, litigation or investigation has been initiated, with respect to or otherwise [concerning] the Rights Offering or any other action or transaction contemplated by the Rights Offering Material, any Additional Material or this Agreement, which you, in good faith after consultation with us, believe renders it inadvisable for you to continue to act hereunder, then in any such case you shall be entitled to withdraw as Dealer Managers without any liability or penalty to you or any other indemnified party (as identified in Section 9 hereof) and without loss of any right to reimbursement for your expenses, fees and costs pursuant to Section 5 hereof. If you withdraw as Dealer Managers in compliance with this Section 3, the reimbursement for your expenses pursuant to Section 5 hereof through the date of such withdrawal shall be paid to you promptly after such date.

4. The Company and you agree that the compensation for your services as Dealer Managers hereunder will be the fee set forth in Schedule I (the “Fee”) and that such compensation will be paid in full, in cash, on the Expiration Date.

5. The Company agrees to pay all fees and expenses incurred in connection with the Rights Offering, including (i) all fees and expenses relating to the preparation, printing, filing, mailing, delivery and publishing of the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus, any Additional Material, in each case, as amended or supplemented, if amended or supplemented (including the translation into Spanish of any such documents) and furnishing of copies of each thereof to the Dealer Managers (including costs of mailing and shipment), (ii) all reasonable fees and expenses of the Company’s Argentine and U.S. counsel and accountants and the fees and expenses of the Depositary, the Warrant Agent and the Rights Agent, (iii) the registration, issue, sale and delivery of the ADSs, the Warrants and the Shares, including exercise forms relating to the Rights and any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the ADSs, the Warrants and the Shares, (iv) the qualification of the Rights, the Warrants, the ADSs and the Shares for offering and/or sale under state or foreign laws and the determination of their eligibility for investment under state or foreign law as aforesaid (including the legal fees and filing fees and other disbursements of counsels for the Company relating thereto) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to the Dealer Managers, (v) any qualification of the ADSs for quotation and listing on the NASDAQ and any qualification of the Warrants and the Shares for quotation and listing on the Buenos Aires Stock Exchange (the “BASE”), (vi) any filing for review of the Rights Offering or the issuance of the ADSs by the NASDAQ, including the legal fees and filing fees and other disbursements of counsel to the Company relating to NASDAQ matters, (vii) any filing for review of the Rights Offering or the issuance of the Warrants and the Shares by the BASE, including the legal fees and filing fees and other disbursements of counsel to the Company relating to BASE matters, (viii) the fees and disbursements of any transfer agent or registrar for the Shares, (ix) all advertising charges incurred with the prior consent of the Company and (x) the customary mailing and handling expenses of the brokers and dealers (including you), commercial banks, trust companies and other nominees incurred in forwarding the Registration Statement, the Rights Offering Material and any Additional Material (in each case, as amended or supplemented, if amended or supplemented) to their customers. In addition to your compensation for your services as Dealer Managers, the Company agrees to also reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with your services as Dealer Managers, including the reasonable fees, costs and expenses of Bruchou, Fernández Madero & Lombardi and White & Case LLP in an aggregate amount not exceeding US$[ ], whether or not the Rights Offering is consummated or otherwise completed as contemplated. All payments to be made by the Company pursuant to this Section 5 shall be made promptly after the completion or termination of the Rights Offering or, in the case of amounts payable to each of you, promptly after your withdrawal as Dealer Managers pursuant to Section 3 (if applicable). The Company shall perform its obligations set forth in this Section 5 and shall pay the fees and expenses set forth herein (other than the Fee, which shall be payable only in accordance with Section 4) whether or not any ADSs are subscribed for pursuant to the Rights Offering or otherwise.

6. In connection with the Rights Offering, The Bank of New York will serve as the Depositary and as the Rights Agent. The Rights Agent will advise the Company and you as to such matters relating to the Rights Offering as you may reasonably request and will furnish the Company and you with any written reports concerning any such information as either the Company or you may reasonably request. The Company agrees to furnish, or cause to be furnished, to the Dealer Managers lists, or copies of those lists, showing the names and addresses of, and number of ADSs held by, holders.

7. The Company represents and warrants to each you, and agrees with the Dealer Managers (i) as of the date hereof, (ii) as of the Commencement Date, (iii) during the subscription period for the Rights, and (iv) as of the Expiration Date, that:

(a) The Company meets the requirements for use of Form F-3 under the Act and has prepared and filed with the Commission a registration statement (the file number of which is 333-146011) on Form F-3, including a related Preliminary Prospectus, for registration under the Act of the offering of the Rights, the Warrants and the Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Date, has become effective and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued, no proceedings for that purpose have been instituted or threatened. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectuses relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus relating to the Rights, the Warrants and the Shares in accordance with Rule 424(b). As filed, such final prospectus shall contain all information required by the Act and the rules thereunder, and, except to the extent the Dealer Managers shall agree in writing to a modification (such consent not to be unreasonably withheld), shall be in all substantive respects in the form furnished to you prior to the Commencement Date or, to the extent not completed at the Commencement Date, shall contain only such specific additional information and other changes (beyond that contained in the Preliminary Prospectus) as the Company has advised you, prior to the Commencement Date, will be included or made therein. The Registration Statement, at the Commencement Date, meets the requirements set forth in Rule 415(a)(1)(x).

(b) The Registration Statement does, and the Final Prospectus, filed in accordance with Rule 424(b), does, and on the Expiration Date, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder; on the Effective Date, the Execution Date and at the Commencement Date, the Registration Statement does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Expiration Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Dealer Managers specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of the Dealer Managers consists of the information described as such in Section 9 hereof.

(c) The Registration Statement and the Prospectus incorporate by reference the Annual Report of the Company on Form 20-F for the fiscal year ended June 31, 2007 filed with the SEC. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus at the time they were filed with the SEC complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and, when read together with the other information in the Registration Statement and the Prospectus, do not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) (i) The Disclosure Package and (ii) each electronic road show when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by the Dealer Managers specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Dealer Managers consists of the information described as such in Section 9 hereof.

(e) (i) At the earliest time after the filing of the Registration Statement that the Company made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Rights, the ADSs and the Warrants and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Dealer Managers specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Dealer Managers consists of the information described as such in Section 9 hereof.

(g) The Company shall maintain the effectiveness of the Registration Statement until the earlier of (i) the exercise of all the outstanding Warrants or (ii) May [22], 2015.

(h) A registration statement on Form F-6 EF (File No. 333-134634) has been filed with the Commission; such registration statement has been declared effective by the Commission (such registration statement, as amended at the time it became effective, being hereinafter called the “ADS Registration Statement”); no stop order suspending the effectiveness of the ADS Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Act against the Company or related to the offering has been initiated or, to the knowledge of the Company, threatened by the Commission; as of the applicable effective date of the ADS Registration Statement and any amendment thereto, if applicable, the ADS Registration Statement complied or will comply in all material respects with the Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein and or necessary in order to make the statements therein not misleading.

(i) The Company has been duly organized and is validly existing as a corporation (sociedad anónima) in good standing under the laws of Argentina, with the necessary power and authority to own its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement and the Rights Offering.

(j) Attached as Schedule II is a true and complete list of each entity in which the Company has a direct or indirect majority equity or voting interest (each, a “Subsidiary” and, together, the “Subsidiaries”), their jurisdictions of organization, name of its equityholder(s) and percentage held by each equityholder. All of the issued and outstanding equity interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, were not issued in violation of any preemptive or similar right and, except as set forth in the Registration Statement, the Disclosure Package and the Prospectus, are owned, directly or indirectly through Subsidiaries, by the Company subject to no security interest, liens, other encumbrance, defect or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interest in the Company or in the Subsidiaries are outstanding. The Company has no “significant subsidiary,” as that term is defined in Rule 1-02(w) of Regulation S-X under the Act other than [            ].

(k) Attached as Schedule III is a true and complete list of each entity which the Company, directly or indirectly, controls (each, a “Significant Affiliate” and, together, the “Significant Affiliates”), their jurisdictions of organization, name of its equityholder(s) and percentage held by each equityholder. All of the issued and outstanding equity interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable, were not issued in violation of any preemptive or similar right and, except as set forth in the Registration Statement, the Disclosure Package and the Prospectus, are owned, directly or indirectly through Subsidiaries or Significant Affiliates, by the Company subject to no security interest, liens, other encumbrance, defect or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interest in the Significant Affiliates are outstanding.

(l) Each Subsidiary and Significant Affiliate of the Company has been duly incorporated and is a validly existing entity under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus.

(m) The distribution of the Rights to Holders has been duly and validly authorized; and the ADSs, the Warrants and the Shares underlying the Rights have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Prospectus, will be duly and validly issued, fully paid and non-assessable and free of any preemptive or similar rights.

(n) All of the issued and outstanding capital stock or ownership interests of the Company, including the Shares, have been duly authorized and validly issued and is fully paid and non assessable; conforms in all material respects to the description thereof contained or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus; and the certificates for the Shares are in due and proper form.

(o) No Subsidiary or Significant Affiliate of the Company is currently prohibited, directly or indirectly, from paying, directly or indirectly, any dividends to the Company, from making any other distribution on such Subsidiary’s or Significant Affiliate’s capital stock, from repaying to the Company any loans or advances to such Subsidiary or Significant Affiliate from the Company, directly or indirectly, or from transferring any of such Subsidiary’s or Significant Affiliate’s property or assets to the Company or any other Subsidiary or Significant Affiliate of the Company, except as described in the Registration Statement, the Disclosure Package and the Prospectus.

(p) No labor dispute with the employees of the Company or any of its Subsidiaries or Significant Affiliates exists or, to the knowledge of the Company, is imminent which would, individually or in the aggregate, result in a Material Adverse Effect.

(q) The Company has all necessary corporate power and authority and it has taken all necessary corporate action to authorize the making and consummation of the Rights Offering, and has taken all actions to authorize the issuance of the Rights, the Warrants the ADSs and the Shares pursuant to the Rights Offering and all other actions and transactions contemplated in the Rights Offering Material and any Additional Material (in each case, as amended or supplemented, if amended or supplemented).

(r) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(s) The Deposit Agreement and the Warrant Agreement have been duly authorized, executed and delivered by the Company and are the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(t) The Shares may be freely deposited by the Company with The Bank of New York, as the Depositary’s agent acting as custodian under the Deposit Agreement pursuant to the Deposit Agreement. Upon the due issuance by the Depositary of American Depositary Receipts (“ADRs”) evidencing ADSs, such ADRs will be duly and validly issued under the Deposit Agreement and persons in whose names such ADRs are registered will be entitled to the rights of registered holders of ADRs specified therein and in the Deposit Agreement; the Deposit Agreement and the ADSs conform in all material respects to the description thereof contained in the Registration Statement, the Disclosure Statement and the Prospectus; and the certificates of the Shares and common share rights (as defined in the Prospectus) are in due and proper form.

(u) Upon due issuance of the Warrants by the Company, such Warrants will be duly and validly issued under the Warrant Agreement and persons in whose names such Warrants are registered will be entitled to the rights specified in the Warrant Agreement; the Warrant Agreement conforms, and the Warrants will conform, in all material respects to the description thereof contained or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus; and the certificates for the Warrants will be in due and proper form.

(v) No consent, approval, authorization or order of, or filing, registration or qualification with, any U.S., Argentine or other governmental agency or body or court or securities exchange is required, and no other action or thing is required to be taken, fulfilled or done, for the consummation by the Company of the transactions contemplated by this Agreement, the Rights Offering and all other actions and transactions contemplated in the Rights Offering Material and any Additional Material (in each case, as amended or supplemented, if amended or supplemented), including, without limitation, the issuance of the Rights and the Warrants and the issuance and sale of the ADSs and the Shares, other than (i) the approvals of the Rights Offering and the public offering of the Rights, the Warrants and the Shares in Argentina by the National Securities Commission of Argentina (the “CNV”), (ii) the filing with the SEC of the Registration Statement as has heretofore been made; (iii) the notice to NASDAQ of the Record Date; (iv) the listing of the Warrants, the common share rights (as defined in the Prospectus) and the Shares in Argentina on the BASE as has heretofore been obtained and which continue to be in full force and effect, (v) the approval of the Rights Offering and the transactions contemplated by this Agreement by the shareholders of the Company as has heretofore been obtained and which continues to be in full force and effect and (vi) such as may be required under state securities laws in the United States.

(w) The execution, delivery and performance of this Agreement, the Warrant Agreement and the Deposit Agreement and the consummation of the transactions contemplated hereby and thereby by the Company, and the authorization and issuance of each particular Right and Warrant and the authorization, issuance and sale of each particular ADS and Share will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any U.S., Argentine or other statute or any rule, regulation or order of any U.S., Argentine or other governmental agency or body or court or securities exchange having jurisdiction over the Company or any Subsidiary or Significant Affiliate of the Company or any of their respective properties, (ii) any agreement or instrument to which the Company or any such Subsidiary or Significant Affiliate is a party or by which the Company or any such Subsidiary or Significant Affiliate is bound or to which any of the respective properties of the Company or any such Subsidiary or Significant Affiliate is subject or (iii) the by-laws (estatutos sociales) or equivalent constitutive documents of the Company or any such Subsidiary or Significant Affiliate, except in the case of clauses (i) and (ii) above, where such default, event or violation would not, individually or in the aggregate, have a Material Adverse Effect, and the Company has full power and authority to authorize and issue the Rights and the Warrants and to authorize, issue and sell the ADSs and the Shares as contemplated by this Agreement and the Rights Offering.

(x) Neither the Company nor any of its Subsidiaries or Significant Affiliates is in breach of, or in default under (nor has any event occurred which with notice, lapse of time or both would constitute a breach of or default under), (i) any provision of the bylaws (or similar organizational documents) of the Company or any of its Subsidiaries or Significant Affiliates or (ii) any provision of any material license, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any lease, contract or other agreement or instrument to which the Company or any of its Subsidiaries or Significant Affiliates is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) any law, regulation or rule or any decree, judgment or order applicable to the Company or any of its Subsidiaries or Significant Affiliate or any of their respective properties or assets, except in the case of clause (ii) or (iii), for such defaults or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

(y) The indemnification and contribution provisions set forth in Section 9 of this Agreement, Section [    ] of the Deposit Agreement and Section [    ] of the Warrant Agreement, do not contravene Argentine law or public policy.

(z) Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, the Company, its Subsidiaries and its Significant Affiliates have good and marketable title to all material real properties and all other material properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, the Company and its Subsidiaries hold any material leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(aa) The Company will take all actions necessary or required to comply with the rules and regulations of the CNV, as amended from time to time, the Central Bank, as applicable from time to time, and the rules of any other regulatory entity or authority as required by applicable laws in connection with the Rights Offering.

(bb) The Rights Offering and all other actions and transactions contemplated in the Rights Offering Material and any Additional Material (in each case, as amended or supplemented, if amended or supplemented), and the execution, delivery of, and the performance of the Company’s obligations under this Agreement, the Warrant Agreement and the Deposit Agreement, comply in all material respects with all applicable provisions of the Act and the rules and regulations of the Commission promulgated thereunder, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder.

(cc) Other than as set forth in the Registration Statement, the Disclosure Package and the Prospectus, to the knowledge of the Company, there has not been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit, investigation or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal against or affecting the Company, its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, which would individually or in the aggregate have a Material Adverse Effect, or which challenges or seeks to make illegal, directly or indirectly restrains or prohibits, the making or consummation of the Rights Offering.

(dd) Neither the Company nor any of its Subsidiaries or Significant Affiliates has taken any action, nor to the knowledge of the Company have steps been taken or have any legal proceedings been started or threatened against the Company or any of its Subsidiaries or Significant Affiliates, for its or their winding up or dissolution.

(ee) The Company, its Subsidiaries and its Significant Affiliates possess all certificates, authorizations, licenses, consents and permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(ff) The Company, its Subsidiaries and its Significant Affiliates own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(gg) Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, none of the Company or any of its Subsidiaries or Significant Affiliates is in violation of any Argentine or other statute, any rule, regulation, decision or order of any Argentine or other governmental agency or body or court relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which could reasonably be expected to lead to such a claim.

(hh) Neither the Company nor any of its Subsidiaries or Significant Affiliates nor any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the ADS, the Warrants or the Shares in violation of the Exchange Act or the rules and regulations thereunder.

(ii) Price Waterhouse & Co. S.R.L., member firm of PricewaterhouseCoopers, whose reports on the consolidated financial statements of the Company and its Subsidiaries are included in the Registration Statement and the Prospectus, are independent public accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the SEC and the rules of the Public Company Accounting Oversight Board.

(jj) Price Waterhouse & Co. S.R.L., member firm of PricewaterhouseCoopers, whose reports on the consolidated financial statements of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”) and its subsidiaries are included in the Registration Statement and the Prospectus, are independent public accountants with respect to IRSA and its subsidiaries within the meaning of the rules and regulations of the SEC and the rules of the Public Company Accounting Oversight Board.

(kk) Price Waterhouse & Co. S.R.L., member firm of PricewaterhouseCoopers, whose reports on the consolidated financial statements of Banco Hipotecario (“Banco Hipotecario”) and its subsidiaries are incorporated by reference in the Registration Statement and the Prospectus, are independent public accountants with respect to Banco Hipotecario and its subsidiaries within the meaning of the rules and regulations of the SEC and the rules of the Public Company Accounting Oversight Board.

(ll) The consolidated financial statements of the Company and its Subsidiaries included in the Registration Statement and the Prospectus present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the Argentine generally accepted accounting principles (“Argentine GAAP”) applied on a consistent basis (except as noted therein). The consolidated financial information of the Company and its subsidiaries included in the Registration Statement and the Prospectus (including the reconciliation between Argentine GAAP and U.S. GAAP prepared to comply with the requirements of Item 18 of Form 20-F), that is described as having been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), present fairly in all material respects the financial position and results of operations of the Company and its subsidiaries as of and for the periods specified therein on the basis set forth therein, and such financial information have been prepared in conformity with U.S. GAAP applied on a consistent basis (except as noted therein). The other financial and statistical data set forth in the Registration Statement and the Prospectus are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company.

(mm) The consolidated financial statements of IRSA and its subsidiaries included in the Registration Statement and the Prospectus present fairly in all material respects the financial position of IRSA and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the Argentine GAAP. The consolidated financial information of IRSA and its subsidiaries included in the Registration Statement and the Prospectus that is described as having been prepared in conformity with U.S. GAAP present fairly in all material respects the net income and shareholders’ equity of IRSA and its subsidiaries as of and for the periods specified therein on the basis set forth therein, and such financial information have been prepared in conformity with U.S. GAAP applied on a consistent basis (except as noted therein). The other financial and statistical data set forth in the Registration Statement and the Prospectus are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of IRSA.

(nn) The consolidated financial statements of Banco Hipotecario and its subsidiaries incorporated by reference in the Registration Statement and the Prospectus present fairly in all material respects the financial position of Banco Hipotecario and its subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the rules prescribed by the Central Bank applied on a consistent basis (except as noted therein). The consolidated financial information of Banco Hipotecario and its subsidiaries included in the Registration Statement and the Prospectus that is described as having been prepared in conformity with U.S. GAAP present fairly in all material respects the net income and shareholders’ equity of Banco Hipotecario and its subsidiaries as of and for the periods specified therein on the basis set forth therein, and such financial information have been prepared in conformity with U.S. GAAP applied on a consistent basis (except as noted therein). The other financial and statistical data set forth in the Registration Statement and the Prospectus are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of Banco Hipotecario.

(oo) The Company, each of its Subsidiaries and Significant Affiliates maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Argentine GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(pp) The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, its Subsidiaries and Significant Affiliates is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls have been identified for the Company’s auditors; and the Company has taken all necessary actions to ensure that the Company and its subsidiaries and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the provisions of the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(qq) IRSA has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to IRSA and its subsidiaries is made known to IRSA’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; IRSA’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect IRSA’s ability to record, process, summarize, and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a role in IRSA’s internal controls; any material weaknesses in internal controls have been identified for IRSA’s auditors; and IRSA has taken all necessary actions to ensure that IRSA and its subsidiaries and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the provisions of the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(rr) All material tax returns required to be filed by the Company or any of its Subsidiaries and Significant Affiliates have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided and those that would not, individually or in the aggregate, result in a Material Adverse Effect.

(ss) The Company and each of its Subsidiaries and Significant Affiliates maintains insurance covering its properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and its Subsidiaries and their businesses; all such insurance is fully in force as of the Execution Time and will be fully in force as of the Expiration Date; and neither the Company nor any of its Subsidiaries or Significant Affiliates has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(tt) Subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, excluding any amendments or supplements to the foregoing made after the execution of this Agreement, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company, its Subsidiaries and its Significant Affiliates taken as a whole whether or not arising in the ordinary course of business, (ii) any change or development involving a prospective change in any law, statute or regulation applicable to the Company, its Subsidiaries or its Significant Affiliates, that would not, individually or in the aggregate, have a Material

Adverse Effect, (iii) any transaction which is material to the Company, its Subsidiaries and its Significant Affiliates taken as a whole, (iv) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary or Significant Affiliate, which is material to the Company, its Subsidiaries and its Significant Affiliates taken as a whole, (v) any change in the capital stock or outstanding indebtedness of the Company (other than indebtedness incurred or repaid in the ordinary course of business) or (vi) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary or Significant Affiliate, in each case except as otherwise as set forth or contemplated in the Registration Statement, the Disclosure Package and the Prospectus.

(uu) The Company and each of its Subsidiaries, its Significant Affiliates, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, and its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with, each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the U.S. representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(vv) The operations of the Company, its Subsidiaries and its Significant Affiliates are and have been conducted at all times in compliance with applicable requirements in Argentina in connection with the Argentine Money Laundering Law No. 25,246, as amended, Decrees No. 169/2001 and 1500/2001, the Resolutions of the Financial Information Unit, in particular Resolutions No. 2/2002 and 2/2007, and Communications “A” 4353, “A” 4383 and “A” 4424 of the Central Bank; and any amendments thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Argentine governmental agency (collectively, the “Argentine Money Laundering Regulations”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Company or any of its subsidiaries with respect to the Argentine Money Laundering Regulations is pending or threatened.

(ww) Neither the Company nor any of its Subsidiaries or Significant Subsidiaries nor, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries or Significant Affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Significant Affiliate, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xx) The Company is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); and the Company is not and, after giving effect to the offering of the Rights and the Warrants and the offering and sale of the ADSs and the Shares and the application of the proceeds thereof as described in the Registration Statement and the Prospectus, will not be an “investment company” as defined in the Investment Company Act.

(yy) The Company was not a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the taxable year ending June 30, 2007, however, it may become a PFIC for the taxable year ending June 30, 2008 or any future taxable years.

(zz) This Agreement, the Deposit Agreement and the Warrant Agreement are, and the Rights, the ADSs, the Warrants and the Shares will be, in proper legal form under the laws of Argentina for the enforcement thereof in Argentina against the Company, and to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement, the Deposit Agreement, the Warrant Agreement, the Rights, the ADSs, the Warrants and the Shares it is not necessary that this Agreement, the Deposit Agreement, the Warrant Agreement, the Rights, the ADSs, the Warrants and the Shares, or any other document related hereto or thereto be filed, registered or recorded with or executed or notarized before any court or other authority in Argentina or that any tax or fee be paid in Argentina on or in respect of this Agreement, the Deposit Agreement, the Warrant Agreement, the Rights, the ADSs, the Warrants and the Shares, or any other document, other than court costs, including, without limitation, filing fees currently at a rate of 3% on the amount of the claim is required for the enforcement thereof in the City of Buenos Aires; and except that pursuant to Law No. 24,573 and its regulatory decree No. 1021/95, as of April 25, 1996, certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina, with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff; and except further that a certified Spanish translation by a sworn public translator is required for each document in a language other than the Spanish language sought to be enforced in the courts of Argentina.

(aaa) The Company has the power to submit, and pursuant to Section 22 of this Agreement [, Section [    ] of the Deposit Agreement] and Section [    ] of the Warrant Agreement], has legally, validly, effectively and irrevocably submitted, to the jurisdiction of any federal or state court in the State of New York, County of New York, and has the power to

designate, appoint and empower, and pursuant to Section 21 of this Agreement [, Section [    ] of the Deposit Agreement and Section [    ] of the Warrant Agreement], has legally, validly and effectively designated, appointed and empowered, an agent for service of process in any suit or proceeding based on or arising under this Agreement [, Section [    ] of the Deposit Agreement and Section [    ] of the Warrant Agreement], in any federal or state court in the State of New York.

(bbb) It is not necessary under the laws of Argentina that any of the holders of any Rights, Warrants, ADSs or Shares or the Dealer Managers should be licensed, qualified or entitled to carry on business in Argentina (i) to enable any of them to enforce their respective rights under this Agreement, the Deposit Agreement, the Warrant Agreement, the Rights, the Warrants, the ADSs or the Shares, or any other document or instrument to be delivered in connection herewith or therewith or (ii) solely by reason of the execution, delivery or performance of this Agreement, the Deposit Agreement and the Warrant Agreement, or the execution and delivery of the Rights, the Warrants, the ADSs or the Shares, or any such other document or instrument.

(ccc) Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, there is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Argentina (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (i) on or by virtue of the execution or delivery of this Agreement, (ii) the deposit with the Depositary of the Shares against issuance of ADRs evidencing ADSs, or (ii) on any payment, dividend or distribution to be made by the Company pursuant to the ADSs or the Shares.

(ddd) No holder of the Rights, the Warrants, the ADSs or the Shares nor any of the Rights Agent, the Depositary or the Warrant Agent will be deemed resident, domiciled, carrying on business or subject to taxation in Argentina solely by reason of the execution, delivery, performance or enforcement of any of this Agreement, the Deposit Agreement, the Warrant Agreement, the Rights, the Warrants, the ADSs or the Shares, or any other document or instrument to be furnished or issued hereunder or thereunder, nor shall the foregoing be applicable to the Dealer Managers solely by reason of the execution, delivery, performance or enforcement of this Agreement, the Deposit Agreement or the Warrant Agreement or the execution and delivery of the Rights, the Warrants, the ADSs or the Shares, or any other document or instrument to be furnished or issued hereunder or thereunder to which it is a party or by virtue of the ownership or transfer of a Right, Warrant, ADS or Share or the receipt of payment thereon, assuming that none of such persons is a resident of Argentina or has a permanent establishment or a fixed base in Argentina.

(eee) Each of the representations and warranties set forth in this Agreement will be true and correct on and as of the Expiration Date, with the same effect as if made on such date.

8. The Company hereby agrees with each of the Dealer Managers as follows:

(a) The Company will advise you promptly of (i) the occurrence of any event which could cause the Company to modify, withdraw or terminate the Rights Offering or which would permit the Company to exercise any right not to issue the Securities offered, (ii) any proposal or requirement to make, amend or supplement the Rights Offering Material or any Additional Material, (iii) the occurrence of any event that would render untrue or incomplete any representation or warranty contained in this Agreement, (iv) the issuance of any order or the taking of any other action by any administrative or judicial tribunal or other governmental agency or instrumentality concerning the Rights Offering (and, if in writing, will furnish you a copy thereof), (v) any litigation or administrative action or claim with respect to the Rights Offering and (vi) any other information relating to the Rights Offering which you may from time to time reasonably request.

(b) The Company will notify you promptly (i) of the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment), (ii) of the receipt of any comments or requests for additional information from the Commission, and (iii) of the suspension of the qualification of the ADSs, the Warrants, the Shares or the Rights for issuance in any jurisdiction;

(c) The Company will endeavor to cooperate in qualifying the ADSs, the Warrants, the Shares and, if necessary, the Rights for offering and sale, as applicable, under the securities or blue sky laws of such states or other jurisdictions as you may designate and to maintain such qualifications in effect so long as required for the distribution of the ADSs, the Warrants, the Shares and, if applicable, the Rights; and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of the ADSs, the Warrants, the Shares, and, if applicable, the Rights for offer and sale, as applicable, in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d) The Company will furnish to the Dealer Managers as many copies of the Prospectus (or of the Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) and any Free Writing Prospectus as the Dealer Managers may reasonably request from time to time for the purposes contemplated by the Act;

(e) Prior to the termination of the Rights Offering, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or the Preliminary Prospectus) to the Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Dealer Managers (such approval not to be unreasonably withheld) with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Dealer Managers of such timely filing. The Company will promptly advise the Dealer Managers (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the Rights Offering, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(f) The Company will advise the Dealer Managers promptly of any proposal to amend or supplement the Registration Statement or the Disclosure Package and will afford the Dealer Managers a reasonable opportunity to comment on any such proposed amendment or supplement, and if the Company effects any amendment or supplement to which the Dealer Managers object, the Dealer Managers shall be relieved of their obligations under Section 2 to solicit the exercise of the Rights at such time as the Company shall have filed such further amendments or supplements such that the Dealer Managers are reasonably satisfied with the Registration Statement and the Disclosure Package.

(g) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Dealer Managers so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(h) The Company will furnish to the Dealer Managers and counsels for the Dealer Managers, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by a Dealer Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Dealer Managers may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(i) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(j) The Company will indemnify and hold harmless the Dealer Managers against any documentary, stamp or similar issue tax, including any interest and penalties, payable in Argentina or otherwise on or in connection with the issuance of the Rights and the Warrants and the issuance and sale of the ADSs and the Shares and on the execution and delivery of this Agreement (including any amounts due and payable to the Dealer Managers hereunder and any agreement with respect to the offering and/or sale of particular Securities as contemplated by Section 2). All payments to be made by the Company under this Agreement (including any amounts due and payable to the Dealer Managers hereunder and any agreement with respect to the offering and/or sale of particular Securities as contemplated by Section 2) shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever in each case imposed by the Republic of Argentina or any political subdivision thereof, unless the Company is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received by the Dealer Managers after such withholding or deduction shall equal the amounts that would have been received by the Dealer Managers if no withholding or deduction had been made.

(k) The Company agrees to advise or cause the Rights Agent to advise the Dealer Managers as to the names and addresses of all Holders exercising Rights, the total number of Rights exercised by each Holder during the immediately preceding day, indicating the total number of Rights verified to be in proper form for exercise and rejected for exercise and being processed and as to such other information as the Dealer Managers may reasonably request; and will notify the Dealer Managers not later than 4:00 P.M., New York City time, on the first Business Day following the Expiration Date of the total number of Rights exercised and the ADSs, the Warrants and the Shares related thereto, the total number of Rights verified to be in proper form for exercise and rejected for exercise and being processed and as to such other information as the Dealer Managers may reasonably request.

(l) The Company agrees to apply the net proceeds from the Rights Offering in the manner set forth under the caption “Use of Proceeds” in the Prospectus.

(m) The Company agrees that (i) if any event occurs or condition exists as a result of which the Rights Offering Material or any Additional Material would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Rights Offering Material or any Additional Material is delivered to Holders, not misleading, or (ii) if, in the opinion of the Company, after consultation with you, it is necessary at any time to amend or supplement the Rights Offering Material or any Additional Material to comply with applicable law, the Company shall immediately notify you, prepare an amendment or supplement to the Rights Offering Material or any Additional Material that will correct such statement or omission or effect such compliance, and supply such amended or supplemented Rights Offering Material or Additional Material to you.

9. (a) The Company agrees to indemnify and hold harmless each Dealer Manager, the directors, officers, employees and agents of each Dealer Manager and each person who controls any Dealer Manager within the meaning of either the Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which it may become subject under the Act, the Exchange Act or other federal, state or foreign statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) relate to, arise out of or are based upon (1) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company), the Rights Offering Material or any Additional Material [or any information provided by the Company to the Dealer Managers] or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) any other action or failure to act by the Company or any of its directors, officers, agents or employees or by any indemnified party at the request or with the consent of the Company, except that this clause (2) shall not apply with respect to any losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such indemnified party, and in the case of clause (1) or (2) of this sentence, the Company agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in an omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Company by any Dealer Manager specifically for use therein, [it being understood and agreed that the only such information furnished by or on behalf of the Dealer Managers consists of the information described as such in Section 9(b).]. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Dealer Manager severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors and officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Dealer Manager, but only with respect to written information relating to such Dealer Manager furnished to the Company by or on behalf of such Dealer Manager specifically for inclusion in the Registration Statement, the Disclosure Package or the Prospectus (or in any amendment or supplement to any of them). This indemnity agreement will be in addition to any liability that any Dealer Manager may otherwise have. The Company acknowledges that the statements set forth in the following sections of the Registration Statement constitute the only information furnished in writing by or on behalf of the Dealer Managers for inclusion therein (or in any amendment or supplement thereto): [                                                         ] under the heading [                                                         ] and [the names, addresses and telephone numbers of the Dealer Managers set forth on the back cover]. The Company acknowledges that the statements set forth in the following sections of the Prospectus constitute the only information furnished in writing by or on behalf of the Dealer Manager for inclusion therein (or in any amendment or supplement thereto): [the names, addresses and telephone numbers of the Dealer Managers set forth on the back cover].

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party: (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below);

provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including one local counsel per jurisdiction), which counsel shall be reasonably acceptable to the indemnifying party and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or paragraph (b) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company on the one hand and the Dealer Managers on the other agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, the “Losses”) to which the Company and one or more of the Dealer Managers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Dealer Managers on the other from the Rights Offering; provided, however, that in no case shall any Dealer Manager be responsible for any amount in excess of the Fee due (or anticipated to be due) to such Dealer Manager hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Dealer Managers shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Dealer Managers on the other in connection with the statements, omissions, actions or failure to act that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company and the Dealer Managers shall be deemed to be equal to, in the case of the Company, the total proceeds from the Rights Offering (before deducting expenses) and the issuance of the ADSs and the Shares, and, in the case of the Dealer Managers, the Fee paid by the Company to you hereunder (exclusive of amounts paid for reimbursement of expenses or paid under this Agreement). Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact or any other alleged conduct relates to information provided by the Company or other conduct by the Company on the one hand or the

Dealer Managers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Dealer Managers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls a Dealer Manager within the meaning of the Act or the Exchange Act and each director, officer, employee and agent of a Dealer Manager shall have the same rights to contribution as such Dealer Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

10. Your obligation to act and to continue to act (as the case may be) as Dealer Managers hereunder shall at all times be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Commencement Date and the Expiration Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Simpson Thacher & Bartlett LLP, special U.S. counsel for the Company, to have furnished to the Dealer Managers their opinion, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date and addressed to the Dealer Managers, in form and substance reasonably satisfactory to the counsel for the Dealer Managers to the effect set forth in Exhibit A. In rendering such opinion or opinions, Simpson Thacher & Bartlett LLP may rely as to the incorporation of the Company and all other matters governed by Argentine law upon the opinion of Estudio Zang, Bergel & Viñes referred to below.

(b) The Company shall have requested and caused Zang, Bergel & Viñes, Argentine counsel to the Company, to have furnished to the Dealer Managers their opinion, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date and addressed to the Dealer Managers, in form and substance reasonably satisfactory to the counsel for the Dealer Managers to the effect set forth in Exhibit B. In rendering such opinion or opinions, Estudio Zang, Bergel & Viñes may rely as to all matters governed by U.S. law upon the opinion of Simpson Thacher & Bartlett LLP referred to above.

(c) The Dealer Managers shall have received from White & Case LLP, counsel for the Dealer Managers, such opinion or opinions, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date addressed to the Dealer Managers, with respect to the Rights Offering and other related matters as the Dealer Managers may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Dealer Managers shall have received from Bruchou, Fernández Madero & Lombardi, Argentine counsel to the Dealer Managers, such opinion or opinions, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date, in form and substance reasonably satisfactory to the Dealer Managers, with respect to the validity of the Warrants and the Shares, the disclosure in the Registration Statement, the Disclosure Package and the Prospectus and such other matters as the Dealer Managers shall reasonably request, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e) The Dealer Managers shall have received from Emmet, Marvin & Martin, LLP, counsel for the Depositary and the Warrant Agent, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date, in form and substance reasonably satisfactory to the Dealer Managers to the effect set forth in Exhibit C.

(f) The Company shall have furnished to the Dealer Managers a certificate of the Company, signed by the Chairman, the first Vice-chairman or the second Vice-chairman of the Board or the President and the principal financial or accounting officer of the Company, dated the Execution Date and the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Prospectus and any supplements or amendments thereto, as well as each electronic road show used in connection with the Rights Offering, and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of the Execution Date and will be true and correct as of the Expiration Date with the same effect as if made on the Expiration Date and the Company has complied and will comply with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Expiration Date (after giving effect to the Rights Offering and the other transactions contemplated by the Rights Offering Material);

(ii) [the operational data of the Company and its Subsidiaries included therein is true and correct;]

(iii) neither the Rights Offering nor any of the other transactions contemplated hereby or by the Rights Offering Material has been enjoined (temporarily or permanently);

(iv) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(v) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (inclusive of any supplement thereto), there has been no Material Adverse Effect.

(g) The Company shall have requested and caused Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers (whose reports on the consolidated financial statements of the Company, IRSA and Banco Hipothecario and their respective subsidiaries are included or incorporated by reference in the Registration Statement and the Prospectus) to have furnished to the Dealer Managers, at the Execution Date and as of the date of any supplement or amendment to the Prospectus on or prior to the Expiration Date containing financial statements or financial information derived from such financial statements not otherwise contained in the Prospectus, letters (which may refer to letters previously delivered to one or more of the Dealer Managers), dated respectively as of the Execution Date and as of the date of any supplement or amendment to the Prospectus, in form and substance reasonably satisfactory to the Dealer Managers, confirming that they are independent public accountants within the meaning of the Act and the applicable published rules and regulations thereunder and containing such statements and information as is customary for inclusion in accountants’ “comfort letters” to dealer managers with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus, in form and substance satisfactory to the Dealer Managers.

(h) All representations, warranties and other statements of the Company contained herein are now, and at all times during the Rights Offering (including at the Expiration Date) will be, true and correct in all material respects, disregarding any qualifications contained therein regarding materiality, it being understood that your agreeing to act, or continuing to act, as Dealer Managers at a time when you know or should know that any such statement is or may be untrue or incorrect in a material respect shall be without prejudice to your rights to subsequently cease so to act by reason of such untruth or incorrectness;

(i) The statements contained in certificates delivered by the officers of the Company pursuant to the provisions hereof will be accurate;

(j) The Company at all times during the Rights Offering shall have performed all of its obligations hereunder and thereunder required to have been performed;

(k) The proceedings taken at or prior to the Expiration Date in connection with the Rights Offering and any other transactions contemplated by the Rights Offering Material shall be in form and substance reasonably satisfactory to you and your counsel;

(l) On the Expiration Date, all conditions to the consummation of the Rights Offering set forth in the Rights Offering Material shall have been satisfied in all material respects without waiver and all other transactions contemplated by the Rights Offering Material to be consummated simultaneously with or prior to the consummation of the Rights Offering shall have been consummated or shall be consummated simultaneously; and

(m) On or before the Commencement Date and the Expiration Date, you and your counsel shall have received such further documents, certificates and schedules relating to the business, corporate, legal and financial affairs of the Company and its subsidiaries and the Rights Offering as reasonably requested.

All such documents, certificates, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to you and your counsel. The Company, its Subsidiaries and Significant Affiliates shall furnish to you such conformed copies of such documents, certificates, schedules and instruments in such quantities as you shall reasonably request.

11. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company and you and their respective successors and assigns and the officers and directors and controlling persons referred to in Section 9 hereof. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

14. The indemnity and contribution agreements contained in Section 9 and the provisions of Section 5 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Rights Offering or the termination or assignment of this Agreement, (ii) any investigation made relating to, by or on behalf of the Company, the Dealer Managers or any of the officers and directors and controlling persons referred to in Section 9 hereof and (iii) any withdrawal by you pursuant to Section 3.

15. THIS AGREEMENT INCORPORATES THE ENTIRE UNDERSTANDING OF THE PARTIES AND (EXCEPT AS OTHERWISE PROVIDED HEREIN) SUPERSEDES ALL PREVIOUS AGREEMENTS, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED IN SUCH STATE. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS ENGAGEMENT OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

16. We agree not to use your name or refer to you or your relationship with us without your specific prior written consent to the form of such use or reference (it being understood you agree to the use of such name in the Prospectus in the form furnished to you on the date hereof). There shall be no fee for any such permitted use or reference other than as set forth above. We further agree not to disclose the provisions of this Agreement to any other person without your prior written consent, unless we reasonably determine that the failure to make such disclosure would violate applicable law or otherwise adversely affect our interests. Notwithstanding anything to the contrary contained herein, the Dealer Managers and the Company shall be permitted to disclose the tax treatment and tax structure of any transaction contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information); provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply with respect to such transaction.

17. The Company hereby acknowledges that the Dealer Managers is acting solely as an agent in connection with the Rights Offering hereunder. The Company further acknowledges that the Dealer Managers are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that the Dealer Managers act or be responsible as a fiduciary to the Company, its management, stockholders, creditors, or any other person in connection with any activity that the Dealer Managers may undertake or has undertaken in furtherance of the Rights Offering or the issuance of the ADSs, the Warrants or the Shares, either before or after the date hereof. The Dealer Managers hereby expressly disclaim any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Dealer Managers agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Dealer Managers to the Company regarding such transactions, including but not limited to, any opinions or views with respect to the price or market for the Rights, the ADSs or the Shares, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Dealer Managers with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

18. Unless required by law, all payments to be made by the Company under this Agreement shall be paid free and clear of any deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature (including any amounts that result from the payment of fees, compensation or reimbursement of costs contemplated in this Agreement, the Warrant Agreement or in the Deposit Agreement), imposed by Argentina, or by any department, agency or other political subdivision or taxing authority thereof (collectively, “Argentine Taxes”). If any Argentine Taxes are required by law to be deducted or withheld by the Company in connection with such payments, the Company will increase the amount paid so that the not received amount by the Dealer Manager after such withholding or deduction shall equal the amount that would have been received if no withholding or deduction had been made; provided, however, no additional amount shall be payable on account of (i) Argentine Taxes which would not have been imposed but for the existence of any present or former connection between the Dealer Manager and Argentina, including the Dealer Manager having been a resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein (other than a connection arising solely from the receipt of payments under this Agreement) or (ii) any Argentine Taxes imposed or withheld by reason of the failure by the Dealer Manager to comply with a request of the Company addressed to the Dealer Manager to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Dealer Manager or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of Argentina as a precondition to exemption from all or part of such Argentine Taxes.

19. All communications hereunder will be in writing and effective only on receipt, and (i) if sent to the Dealer Managers, will be delivered or sent by mail, telex or facsimile transmission to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number (212) 816-7912, and to [                    ] at [                    ], Attention: [                    ], facsimile number [                    ], Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, Attention: General Counsel, facsimile number (    )                    , and to [                    ] at [                    ], Attention: [                    ], facsimile number [                    ], and to Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: General Counsel, facsimile number, (    )                    , and to [                    ] at [                    ], Attention: [                    ], facsimile number [                    ], with a copy delivered or sent by mail, telex or facsimile transmission to White & Case LLP at 1155 Avenue of the Americas, New York, New York 10036 , Attention: Howard Kleinman, facsimile number (212) 354-8113 (ii) if sent to the Company, will be delivered or sent by mail, telex or facsimile transmission to it at Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina, Attention: [                    ], Facsimile No. (5411)                     , with a copy delivered or sent by mail, telex or facsimile transmission to with a copy to Simpson Thacher & Bartlett LLP at 425 Lexington Avenue, New York, NY 10017, Attention: David L. Williams (Facsimile No. 212-455-2502).

20. The Company irrevocably consents and agrees for the benefit of the Dealer Managers that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Rights Offering Materials or Additional Materials may be brought in the courts of the State of New York or the courts of the United States of America located in the County of New York and, until any such legal action, suit or proceeding commenced prior to such payment has been concluded, hereby irrevocably consents and irrevocably submits to the non-exclusive jurisdiction of each such court in person and, generally and unconditionally with respect to any action, suit or proceeding for themselves and in respect of their properties, assets and revenues.

21. The Company has appointed [CT Corporation System at 111 Eighth Avenue, New York, New York 10011], their designee, appointee and agent to receive, accept and acknowledge for and on their behalf, and their properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against them in any such United States or state court located in the County of New York with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement or any additional agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Company agrees to designate a new designee, appointee and agent in the County of New York on the terms and for the purposes of this Section 21 satisfactory to the Dealer Managers. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by serving a copy thereof upon the relevant agent for service of process referred to in this Section 21 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to the Company, at its address specified in or designated pursuant to this Agreement. The Company agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Dealer Managers to service any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Company or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law. The Company hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or any Rights Offering Material or Additional Material Solicitation Materials brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The provisions of this Section 21 shall survive any termination of this Agreement, in whole or in part.

22. To the extent that the Company or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any additional agreement, the Company hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

23. The terms that follow, when used in this Agreement, shall have the meanings indicated:

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Argentine Prospectus” a prospectus in Spanish, substantially similar to the Final Prospectus, prepared for the offering in Argentina.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Buenos Aires, Argentina.

“Central Bank” shall mean the central bank of the Republic of Argentina.

“Commencement Date” shall mean March [4], 2008, which is the first day of the subscription period during which the Holders will be entitled to exercise their Rights.

“Commission” shall mean the Securities and Exchange Commission.

“Deposit Agreement” shall mean the deposit agreement, dated as of March 18, 1997, among the Company, The Bank of New York, as ADS depositary, all owners and holders from time to time of ADRs issued under the Deposit Agreement.

“Disclosure Package” shall mean (i) the Preliminary Prospectus used most recently prior to the Execution Time, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule IV hereto, and (iii) any other Free Writing Prospectus that each of the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Expiration Date” shall mean 5:00 p.m. New York City time on March [13], 2008.

“Final Prospectus” shall mean the final prospectus (including the annexes, exhibits and schedules thereto, if any) relating to the Rights, the Warrants, the ADSs and the Shares that was filed pursuant to Rule 424(b) and used in connection with the Rights Offering.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Material Adverse Effect” shall mean with respect to the Company, any material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole, or which may prevent or materially interfere with consummation of the transactions contemplated by this Agreement or the Rights Offering.

“Preliminary Prospectus” shall mean the preliminary prospectus (including the annexes, exhibits and schedules thereto) dated February [ ], 2008, which is used prior to the filing of the Final Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on the Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Expiration Date, shall also mean such registration statement as so amended, as the case may be.

“Rule 164”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Warrant Agent” shall mean The Bank of New York, as warrant agent under the Warrant Agreement.

“Warrant Agreement” shall mean the agreement dated February [    ], 2008 between the Company and the Warrant Agent.

“We” or “us” shall mean the Company.

“you” or “your” shall mean the Dealer Managers.

Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement shall constitute a binding agreement between the Company and the Dealer Managers.

Very truly yours,
CRESUD SOCIEDAD ANÓNIMA, COMERCIAL, INMOBILIARIA, FINANCIERA Y AGROPECUARIA
By:
Name:
Title:

Accepted as of the date first above written:
CITIGROUP GLOBAL MARKETS INC.
By:
Name:
Title:

DEUTSCHE BANK SECURITIES INC.
By:
Name:
Title:

RAYMOND JAMES & ASSOCIATES, INC.
By:
Name:
Title:

SCHEDULE I

The Fee paid to the Dealer Managers shall be equal to [        ] % of the aggregate gross proceeds of the Rights Offering in Argentina and in the United States and elsewhere pursuant to certain fee letters executed between the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., dated February [    ], 2008, February [    ], 2008 and February [    ], 2008, respectively. Payment to each Dealer Manager by the Company will be in the form of a wire transfer of same day funds to an account or accounts identified by each Dealer Manager; such payment will be made on March [20], 2008.

Capitalized terms used, but not defined, herein shall have the meanings ascribed to them by the Agreement of which this schedule is a part.

Sch-1

SCHEDULE II

List of Subsidiaries

Subsidiary	Jurisdiction of Organization	Equity Holders and Ownership Interest
Inversiones Ganaderas S.A.	Argentina
Futuros y Opciones.Com S.A.	Argentina
Agropecuaria Cervercera S.A.	Argentina

Sch-2

SCHEDULE III

Significant Affiliates

Affiliate	Jurisdiction of Organization	Equity Holders and Ownership Interest
IRSA Inversiones y Representaciones S.A.	Argentina
Cactus Argentina S.A.	Argentina
Agro-Uranga S.A.	Argentina
Ritelco S.A.	Uruguay
Patagonian Investment S.A.	Argentina
Palermo Invest S.A.	Argentina
Rummaala S.A.	Argentina
Solares de Santa María S.A.	Argentina
CYRSA	Argentina
Pereiraola S.A.	Argentina
Inversora Bolivar S.A.	Argentina
Hoteles Argentinos S.A.	Argentina
Llao Llao Resorts S.A.	Argentina
Alto Palermo S.A.	Argentina
Canteras Natal Crespo S.A.	Argentina
BrasilAgro Companhia Brasileira de Propriedades Agrícolas S.A.	Brazil
Exportaciones Agroindustriales Argentinas S.A.	Argentina
Quality Invest S.A.	Argentina
E-Commerce Latina S.A.	Argentina
Financel Communications S.A.	Argentina
Nuevas Fronteras S.A.	Argentina

Sch-3

SCHEDULE IV

Disclosure Package

Sch-4